1st AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS 1st AMENDMENT TO THE SUB-ADVISORY AGREEMENT, made this 1st day of February 2026 (the “Amendment”), is between Lincoln Financial Investments Corporation, a Tennessee corporation (“LFI”) and Franklin Mutual Advisers, LLC (“FMA”), a Delaware limited liability company.

WHEREAS, LFI currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

WHEREAS, FMA serves as sub-adviser to each of the series of the Trust noted in Schedule A hereto (each, a “Fund” and collectively, the “Funds”) pursuant to a written subadvisory agreement dated January 27, 2016, between LFI and FMA (the “Agreement”);

WHEREAS, effective March 13, 2023, Lincoln Investment Advisors Corporation underwent a name change to “Lincoln Financial Investments Corporation” (“LFI”);

WHEREAS, FMA and LFI desire to amend the fee schedule (“Schedule A”) to the Agreement with respect to the Funds;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Schedule A shall be deleted and replaced with the attached Schedule A, effective as of January 1, 2026.

2.	All references in the Agreement to “Lincoln Investment Advisors Corporation” or “LIAC” are hereby changed to “Lincoln Financial Investments Corporation” or “LFI.”

3.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

4.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN FINANCIAL INVESTMENTS		FRANKLIN MUTUAL ADVISERS, LLC
CORPORATION

By:	/s/ Gordon Huellmantel	By:	/s/ Christian Correa
Name:	Gordon Huellmantel	Name:	Christian Correa
Title:	Senior Vice President	Title:	President and Chief Investment Officer

SCHEDULE A

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation for services rendered based on the average daily assets of the Directly Managed Portion at an annual rate as follows:

Effective Date	Fund	Fees payable on assets of the Directly Managed Portion
February 1, 2026	LVIP Global Equity Managed Volatility Fund	REDACTED

For purposes hereof, the “Directly Managed Portion” means all assets managed by the Sub-Adviser and Sub-Adviser Affiliates, except any assets that are invested in registered investment funds managed by the Sub-Adviser and/or Sub-Adviser Affiliates or their affiliates (“Sub-Adviser Affiliate Funds”). For the sake of clarity, any investments made into the Sub-Adviser Affiliate Funds shall pay the fees and expenses payable by all shareholders of the applicable class of the applicable Sub-Adviser Affiliate Fund.